Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders

Verdian Corporation and Subsidiaries:

      We consent to the incorporation by reference in the registration statements (No. 333-97329 and No. 333-99701) on Form S-8 of Veridian Corporation of our reports dated February 10, 2003, with respect to the consolidated balance sheets of Veridian Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of Veridian Corporation.

      Our report on the 2002 consolidated financial statements dated February 10, 2003, contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

/s/ KPMG LLP

McLean, Virginia

March 13, 2003